Exhibit 99.1

Investor Contact:	Media Contact:
A. Pierre Dubois	Travis Small
Pierpont Investor Relations	Rasky Baerlein Strategic Communications
Director of Investor Relations	Vice President
(512) 527-2921	(617) 443-9933 x356

Valence Technology Reports Fiscal 2009 First Quarter Financial Results

Austin, Texas, August 7, 2008 - Valence Technology, Inc. (NASDAQ:VLNC), an international developer of safe lithium phosphate energy storage solutions, today reported financial results for its fiscal 2009 first quarter ended June 30, 2008.

Summary of results for fiscal 2009 first quarter compared to fiscal 2008 first quarter:

•                  Revenue increased to $11.0 million compared to $4.1 million.

•                  Gross margin declined to a negative $26,000 compared to a positive $525,000.

•                  Operating expenses of $4.6 million compared to $3.5 million.

•                  Operating loss of $4.6 million compared to a loss of $3.0 million.

•                  Net loss available to common shareholders of $5.6 million or $0.05 per share, compared to a net loss of $4.4 million or $0.04 per share.

FINANCIAL RESULTS

For the first quarter of fiscal 2009, the Company reported total revenue of $11.0 million compared to $4.1 million for the same period last year.  The increased revenue was mainly due to increased volumes of Segway product sales as well as new shipments of large-format energy storage solutions to The Tanfield Group PLC’s Smith Electric Vehicle division.

“I am very pleased that during the first quarter we produced and shipped more energy storage packs than any other period in our company’s history,” said Robert L. Kanode, president and chief executive officer of Valence Technology.  “The steps we have taken over the last few quarters to begin establishing the appropriate infrastructure for the continued future growth of our company are gaining traction.  We are very encouraged with the growing level of interest in our energy storage solutions and vast portfolio of intellectual property as clearly the marketplace is beginning to better understand the advantages of our safe lithium ion phosphate technology.”

Gross margin declined to a negative $26,000 compared to a positive $525,000 last year.  The recent quarter included inventory adjustments which increased cost of sales and reduced gross margin.  This included a $1.5 million adjustment related to the previously announced plans to discontinue the N-Charge product line and focus on higher margin large-format energy solutions.

Overall operating expenses rose to $4.6 million from $3.5 million in last year’s quarter.  Reasons for the higher expense levels include increased marketing, research, and product development costs.

The Company reported a net loss available to common shareholders of $5.6 million or $0.05 per share, compared to a net loss of $4.4 million or $0.04 per share, for the same period last year.

FIRST QUARTER FISCAL 2009 CONFERENCE CALL AND WEBCAST

Valence Technology will host a conference call and live webcast to discuss the financial results for the fiscal 2009 first quarter ended June 30, 2008 beginning at 3:30 p.m. CDT (4:30 p.m EDT) on Thursday, August 7, 2008.

The conference call will be webcast on the company’s website and may be accessed by all interested parties at www.valence.com.  Click on the About Us section and then click on the Investor Relations link.  Please go to this website approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software

Those callers within the United States and Canada can dial (888) 599-8693 and enter conference identification number 2530543 to participate.  Callers outside the United States and Canada can dial (913) 312-0698 and enter conference identification number 2530543 to participate.

A telephonic replay will be available from 5:30 p.m. CDT on August 7, 2008 through  5:30 p.m. CDT on August 14, 2008.  To access the replay within the United States and Canada, please dial (888) 203-1112 and enter the following identification number 2530543.  In addition, a replay of the webcast will be available at www.valence.com.

ABOUT VALENCE TECHNOLOGY INC.

Valence Technology is an international leader in the development of lithium phosphate energy storage solutions. The company has redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium phosphate battery. Founded in 1989, Valence today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Headquartered in Austin, Texas, Valence has facilities in Nevada, China and Northern Ireland. Valence is traded on the NASDAQ Capital Market under the ticker symbol VLNC.  For more information, visit www.valence.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial guidance.  Actual results should be expected to vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries in particular; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products, including, in particular, whether we will realize the anticipated benefits of our agreement to sell our batteries to the Smith Electric Vehicles division of The Tanfield Group PLC; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year, including the Smith Electric Vehicles division of The Tanfield Group, PLC, which has publicly disclosed its financial difficulties and has not communicated its intent regarding future orders from us; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; the loss of key personnel, including the resignation of our Chief Financial Officer effective July 23, 2008; the failure to expand our customer base, including to those companies with which it has been disclosed that we may be in preliminary discussions; the effects of competition; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended March 31, 2008 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission.  The reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.

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{financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED INCOME STATEMENT DATA

 (amounts in thousands, except per share amounts)

	Three Months Ended June 30,
	2008	2007

Total revenues	$10,990	$4,052

Gross margin profit (loss)	$(26)	$525

Operating Expense	$4,621	$3,501

Operating loss	$(4,647)	$(2,976)

Net loss available to common stockholders	$(5,566)	$(4,380)

Net loss per share available to common stockholders	$(0.05)	$(0.04)

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED BALANCE SHEET DATA

(amounts in thousands)

	June 30,	March 31,
	2008	2008
Assets
Total Current Assets	$31,151	$22,011
Total Assets	$36,750	$27,158

Liabilities, Preferred Stock and Stockholders’ Deficit
Total Current Liabilities	$20,586	$10,811
Total Liabilities	$96,531	$85,865

Redeemable Convertible Preferred Stock	$8,610	$8,610
Total Stockholders’ Deficit	$(68,391)	$(67,317)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$36,750	$27,158

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